PROXY VOTING POLICIES AND PROCEDURES

1.	Introduction

Each investment company listed on Exhibit A hereto (each referred to as the “Company”) has adopted and implemented the following policies and procedures, which it believes are reasonably designed to ensure that proxies are voted in the best interests of the Company and its shareholders. In pursuing this policy, proxies should be voted in a manner that is intended to maximize shareholder value and all conflicts of interests should be resolved exclusively in favor of the Company.

2.	Delegation

The Company hereby delegates responsibility for voting proxies for which it is entitled to vote to Tortoise Capital Advisors, L.L.C. (the “Adviser”) and the Adviser hereby accepts such delegation and agrees to vote proxies in accordance with these Policies and Procedures. The Adviser may delegate its responsibilities under these Policies and Procedures to a third party, including any sub-adviser to the Adviser with respect to the Company (a “Sub-Adviser”), provided that no such delegation shall relieve the Adviser of its responsibilities hereunder and the Adviser shall retain final authority and fiduciary responsibility for such proxy voting.

3.	Proxy Voting Guidelines
a.	The Adviser utilizes Glass Lewis to provide independent research on corporate governance, proxy and corporate responsibility issues. The Adviser reviews these voting recommendations and proxies are generally voted in accordance with such recommendations. The Adviser has adopted Glass Lewis’ proxy voting guidelines, which are applied to all Adviser proxy votes at the time proxy votes are submitted. The Adviser will consider additional information that may become available regarding a particular proposal. This additional information may include an issuer’s or a shareholder proponent’s subsequently filed additional definitive proxy materials. Proxies are generally voted in accordance with the Adviser’s proxy voting guidelines; however, the Adviser may opt to override the guidelines if it is decided to be the best interest of its clients, including the Company and its shareholders.
b.	The Chief Executive Officer or their designee is responsible for monitoring Company actions and ensuring that proxies are voted in a timely manner. None of the Company, the Adviser or any Sub-Adviser is responsible for voting proxies it does not receive, but will make reasonable efforts to obtain missing proxies.
c.	The Chief Executive Officer, or their designee, shall implement procedures to identify and monitor potential conflicts of interest that could affect the proxy voting process, including (i) significant client relationships of the Adviser; (ii) other potential material business relationships of the Adviser or the Company; and (iii) material personal and family relationships.

d.	In the absence of contrary instructions received from the applicable Investment Committee of the Adviser, or a Managing Director of the Adviser designated by the Investment Committee, or any Sub-Adviser to whom proxy voting responsibilities have been delegated, all proxies will be voted in accordance with the Guidelines referenced in Exhibit B.
e.	The Company, the Adviser, or any Sub-Adviser to whom proxy voting responsibilities have been delegated, may determine not to vote a particular proxy, if the costs and burdens exceed the benefits of voting (e.g., when securities are subject to loan or to share blocking restrictions).
f.	In certain limited circumstances, particularly in the area of structured finance, the Adviser may enter into voting agreements or other contractual obligations that govern the voting of shares or other interests and, in such cases, will vote any shares or other interests by proxy in accordance with such agreement or obligation. In addition, where the Adviser or Sub-Adviser determines that there are unusual costs and/or difficulties associated with voting a particular security, which more typically might be the case with respect to securities of non-U.S. issuers, the Adviser or Sub-Adviser reserves the right not to vote a security by proxy unless it determines that the potential benefits of voting the security exceed the expected cost. Other factors that may influence the Adviser’s or Sub-Adviser’s determination not to vote a debt or equity security include if: (1) the effect on the applicable client’s economic interests or the value of the account’s holding is insignificant in relation to the client’s account as a whole; (2) the cost of voting the security outweighs the possible benefit to the applicable client, including, without limitation, situations where a jurisdiction imposes share blocking restrictions which may affect the ability of the account managers to effect trades in the related security; or (3) the Adviser or Sub-Adviser otherwise determines that it is consistent with it’s fiduciary obligations not to vote the security.
4.	Conflicts of Interest

The Adviser shall use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist only if one or more of the members of the applicable Investment Committee or any portfolio manager of the Adviser or any Sub-Adviser actually knew or should have known of the conflict. The Company is sensitive to conflicts of interest that may arise in the proxy decision-making process and has identified the following potential conflicts of interest:

•	A principal of the Company or any person involved in the proxy decision-making process currently serves on the Board of the portfolio company.
•	An immediate family member of a principal of the Company or any person involved in the proxy decision-making process currently serves as a director or executive officer of the portfolio company.

•	The Company, any venture capital fund managed by the Adviser or any Sub-Adviser, or any affiliate holds a significant ownership interest in the portfolio company.

This list is not intended to be exclusive. All employees are obligated to disclose any potential conflict to the Chief Compliance Officer.

If a material conflict is identified, including a conflict of interest between the Company’s stockholders on the one hand, and the Adviser, any Sub-Adviser, the Company’s principal underwriters, or any of the Company’s affiliated persons, on the other hand, Company management may (i) disclose the potential conflict to the Board of Directors and obtain consent; (ii) establish an ethical wall or other informational barriers between the person(s) that are involved in the conflict and the persons making the voting decisions, (iii) abstain from voting the proxies, or (iv) use an independent third party recommendation. The Adviser will document the rationale for any proxy voted contrary to the proxy voting guidelines. Such information will be maintained as part of the recordkeeping requirements.

The Chief Compliance Officer or designee will periodically perform a due diligence review of Glass Lewis to help ensure that any and all conflicts have been disclosed to the Company.

5.	Board Reporting.
a.	The Adviser shall submit a report at the next regularly scheduled meeting, but no less frequently than annually to the Board regarding any issues arising under the Policy, including any issues arising under these Policies and Procedures since the last report to the Board and the resolution of such issues, including information about conflicts.
b.	The Adviser shall submit a report at the next regularly scheduled meeting, but no less frequently than annually, identifying any recommended changes in practices.
6.	Recordkeeping

The Chief Executive Officer is responsible for ensuring maintenance of the following records:

•	proxy voting policies and procedures;
•	proxy statements (provided, however, that the Company may rely on the Securities and Exchange Commission’s EDGAR system if the Company filed its proxy statements via EDGAR or may rely on a third party as long as the third party has provided the Company with an undertaking to provide a copy of the proxy statement promptly upon request);
•	records of votes cast; and

•	any records prepared by the Company that were material to a proxy voting decision or that memorialized a decision.

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Adopted December 12, 2003; Revised May 21, 2010; Revised May 28, 2014; Revised effective March 24, 2022; Revised effective June 13, 2023

Exhibit A

Tortoise Energy Infrastructure Corporation (“TYG”)

Tortoise Power and Energy Infrastructure Fund, Inc. (“TPZ”)

Tortoise Midstream Energy Fund, Inc. (“NTG”)

Tortoise Pipeline & Energy Fund, Inc. (“TTP”)

Tortoise Energy Independence Fund, Inc. (“NDP”)

Ecofin Sustainable and Social Impact Term Fund (“TEAF”)

Exhibit B

Glass Lewis standard guidelines for the various relevant local markets, including the U.S., are available upon request.

Amended effective as of June 13, 2023